Exhibit 99.1

News Release
                                                                        CONTACT:
                                                                        --------
                                                                   James A. Beck
                                             President & Chief Executive Officer
                                                        Capital Bank Corporation
                                                           Phone: (919) 645-6313
                                                 Email: jbeck@capitalbank-nc.com
                                                        ------------------------

                                                              William R. Gilliam
                                   Chairman, President & Chief Executive Officer
                                           First Community Financial Corporation
FOR IMMEDIATE RELEASE                                      Phone: (336) 227-3631
October 5, 2001                                        Email: wgilliam@csbob.com
                                                              ------------------


             CAPITAL BANK CORPORATION AND FIRST COMMUNITY FINANCIAL
                              CORPORATION TO MERGE
       CAPITAL BANK CORPORATION ANNOUNCES NEW DIVIDEND POLICY AND EXPANDS
                            STOCK REPURCHASE PROGRAM

RALEIGH AND BURLINGTON, N. C. - Capital Bank Corporation (NASDAQ: CBKN) in Raleigh and First Community Financial Corporation (NASDAQ: FCFN) in Burlington today announced that they have entered into a definitive agreement under which Capital would acquire First Community in a transaction valued at approximately $54 million in cash and stock. The combination would mark Capital Bank Corporation's entry into Alamance County and the Piedmont Triad metropolitan region. The resulting company would have total assets in excess of $600 million and 18 banking offices in seven counties focused in central North Carolina.

First Community Financial Corporation, with $213 million in assets as of June 30, 2001, is the holding company for Community Savings Bank, Inc., which operates four banking offices in Burlington and Graham, North Carolina.

Capital Bank Corporation, with $377 million in assets as of June 30, 2001, is the financial holding company for Capital Bank, which operates 14 banking offices in Wake, Lee, Chatham, Granville, Warren and Northampton Counties of North Carolina.

 The transaction, which has been approved by the directors of both companies subject to shareholder and regulatory approval, is valued at $31.12 per First Community share based on Capital's average closing price for the 10 day period ending yesterday of $11.45. Each First Community share of common stock will be exchanged for 1.30275 shares of Capital Bank Corporation common stock plus $16.20 cash. Alternatively, shareholders may elect to receive all cash or all stock for their shares. To the extent that First Community shareholders elect to receive more aggregate stock or cash consideration than permitted by the agreement, pro rata allocations will be made. The transaction will be accounted for under the purchase method and is intended to qualify as a tax-free reorganization under Section 368(a) of the

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Internal Revenue Code. The agreement provides that, in order to preserve that tax treatment, the exchange ratio for stock may be adjusted upward such that not less than 40% of the aggregate transaction value will be paid in stock.

Upon consummation of the transaction, which is expected to occur in the first quarter of 2002, the board of directors of Capital Bank Corporation will be made up of nine members, three of whom will come from the current board of First Community and six from Capital's current board of directors. William R. Gilliam, currently Chairman, President and Chief Executive Officer of First Community and of Community Savings Bank, will become Vice Chairman of Capital Bank Corporation, while O. A. Keller, III, Chairman of the Board of Capital Bank Corporation will continue in that capacity. James A. Beck will continue in his current role of President and Chief Executive Officer of Capital Bank Corporation.

Capital Bank Corporation also announced today that its board of directors has approved a new dividend policy whereby the company would pay quarterly cash dividends to its shareholders of approximately 20% of its earnings, excluding extraordinary items, subject to capital requirements, regulatory limitations, and other factors. This policy is to be implemented during the first quarter following the completion of the acquisition of First Community Financial Corporation. For the first year following the completion of the merger only, the dividend is anticipated to be the greater of 20% of earnings or $.20 per share, with a minimum of $.05 per share on a quarterly basis.

In another action, Capital Bank Corporation's board of directors authorized the company to repurchase up to 450,000 shares of its common stock, or about 20% of the number of shares the company plans to issue to complete the acquisition. These repurchases may take place from time-to-time in the open market or privately negotiated transactions, depending on market conditions and subject to compliance with all applicable securities laws and regulations. This represents an expansion of, and includes, the stock repurchase plan of up to 100,000 shares that the company announced in April 2001.

"Community Savings Bank has enjoyed an excellent reputation for serving the financial needs of its customers and for contributing to the economic well-being of Alamance County and surrounding areas since 1934," said James A. Beck, President of Capital Bank Corporation. "We are excited to have the opportunity to join with them and look forward to carrying on their tradition of nearly 70 years. I am also quite pleased that Bill Gilliam has agreed to serve as Vice Chairman of our board of directors. His experience, wisdom and knowledge of the Burlington and Graham communities will make him an invaluable asset to our company."

Beck added, "The combination of our companies creates a larger, stronger, and more efficient Capital Bank Corporation, with banking offices concentrated in the Research Triangle and Piedmont Triad regions, two of the three largest metropolitan areas of North Carolina. The combined company will have assets in excess of $600 million, equity capital exceeding $60 million and will be the 10th largest publicly traded banking company headquartered in North Carolina. We believe we are now well positioned to continue our history of strong internal growth and to take advantage of the opportunities presented by the ongoing consolidation of the banking industry."

William R. Gilliam, First Community's Chairman, President and Chief Executive Officer commented, "We are delighted to be joining the Capital Bank Corporation team because the company and its employees share our core values and, like us, are committed to providing only the finest level of customer

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care and service. Our customers are going to be able to take advantage of additional products and services, such as Internet banking. Capital's impressive growth record, combined with the strong, enduring relationships we have established with customers and the community during the past seven decades points to a promising future for our merged companies."

"We think the merger of First Community Financial Corporation into Capital Bank Corporation is great news for the customers, shareholders and communities served by both organizations," said Mr. Beck. "The resulting company will offer a broad array of products and services, delivered with exceptional personalized service, which we at Capital Bank refer to as Service Worth Talking About. Moreover, the combination results in financial synergies creating a stronger, more efficient company. As a result, we expect this transaction to be accretive to our earnings once the combination is completed next year. We are eager to begin working together with our new associates at First Community"

First Community Financial Corporation, headquartered in Burlington, North Carolina, had approximately $213 million in total assets as of June 30, 2001, and offers a broad range of financial services through its subsidiary Community Savings Bank. Community Savings Bank operates four banking offices in Burlington
(3) and Graham. The company's website is www.realpeoplerealanswers.com.

Capital Bank Corporation, headquartered in Raleigh North Carolina, has over $377 million in total assets and offers a broad range of financial services through its two subsidiaries, Capital Bank and Capital Bank Investment Services, Inc. Capital Bank operates 14 banking offices in Raleigh (3), Sanford (3), Cary (2), Oxford (2), Siler City, Warrenton, Woodland and Seaboard. The company's website is www.capitalbank-nc.com.

This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for Capital Bank Corporation and First Community Financial Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. As such, the statements involve significant risks and uncertainties. Actual results may differ materially from the statements due to such factors as: (1) expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations (3) failure to retain the customer bases of the two institutions following the merger; (4) competitive pressures among financial institutions increasing significantly; (5) costs or difficulties related to the integration of the businesses of Capital and First Community being greater than anticipated; (6) general economic conditions being less favorable than anticipated; (7) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged; and (8) the timing of the completion of the transactions. Additional factors that could cause actual results to differ materially are discussed in the companies' recent filings with the SEC, including but not limited to Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

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